Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ike Umunnah Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports First Quarter 2020 Results

•	Reported sales up 2.6 percent year over year; organic sales down 1.0 percent

•	Inorganic investments contributed 4.5 percent to reported sales growth

•	Diluted EPS of $2.66; Adjusted EPS of $2.11

•	Updates fiscal 2020 Diluted EPS guidance from $8.48 - $8.88 to $9.09 - $9.49

•	Reaffirms fiscal 2020 Adjusted EPS guidance: $8.70 - $9.10

MILWAUKEE (January 29, 2020) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2020 first quarter results.
"Despite a difficult macro environment for manufacturers, first quarter sales and Adjusted EPS were slightly better than we expected. We saw growth in Automotive and Semiconductor as well as strength in China. Our first quarter sales also included strong double-digit growth in Information Solutions and Connected Services and a significant contribution from our inorganic investments." said Blake D. Moret, Chairman and CEO. "Our balance sheet remains strong, and we continue to look for opportunities to accelerate progress on our strategic priorities."
Fiscal 2020 first quarter sales were $1,684.5 million, up 2.6 percent from $1,642.3 million in the first quarter of fiscal 2019. Organic sales declined 1.0 percent, currency translation decreased sales by 0.9 percentage points, and acquisitions increased sales by 4.5 percent.

Fiscal 2020 first quarter net income attributable to Rockwell Automation was $310.7 million or $2.66 per share, compared to $80.3 million or $0.66 per share in the first quarter of fiscal 2019. The increases in net income attributable to Rockwell Automation and EPS were primarily due to fair-value adjustments recognized in the first quarter of fiscal 2020 and 2019 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2020 first quarter Adjusted EPS was $2.11, down 5 percent compared to $2.21 in the first quarter of fiscal 2019. The decrease in Adjusted EPS was primarily due to lower organic sales, higher investment spending, and unfavorable mix, partially offset by a lower share count and lower tax rate. The net year-over-year Adjusted EPS impact of Sensia was $0.01.
Pre-tax margin was 19.9 percent in the first quarter of fiscal 2020 compared to 7.4 percent in the same period last year. The increase in pre-tax margin was due to the PTC adjustments.
Total segment operating margin was 20.1 percent compared to 22.8 percent a year ago. The decrease in total segment operating margin was primarily due to Sensia one-time items, higher investment spending, and unfavorable mix. Total segment operating earnings were $339.1 million in the first quarter of fiscal 2020, down 9.5 percent from $374.9 million in the same period of fiscal 2019.
Cash flow provided by operating activities in the first quarter of fiscal 2020 was $231.1 million, compared to $212.0 million in the first quarter of fiscal 2019. Free cash flow was $194.1 million, compared to $170.0 million in the first quarter of fiscal 2019.

Outlook
The following table provides guidance as it relates to sales growth and earnings per share for fiscal 2020:

Sales Growth Guidance		EPS Guidance
Reported sales growth	2% - 5%	Diluted EPS	$9.09 - $9.49
Organic sales growth	(1.5)% - 1.5%	Adjusted EPS	$8.70 - $9.10
Inorganic sales growth[1]	~ 4%
Currency translation	~ (0.5)%
1Estimate for Sensia, MESTECH Services, and Avnet Data Security.

"The macro-environment is showing signs of stabilization, and I am confident in our ability to execute and gain share as we build long-term value for our customers, shareowners, and employees," Moret added, commenting on the outlook. "In the quarter, we had significant new wins across our Connected Enterprise portfolio as we guide customers on their digital transformation journeys. We are at the forefront of the convergence of IT and OT. This is an exciting time for Rockwell as we extend our leadership position as an industrial technology company,” Moret concluded.

Architecture & Software
Architecture & Software quarterly sales were $751.6 million, a decrease of 0.2 percent compared to $753.1 million in the same period last year. Organic sales increased 0.7 percent, currency translation decreased sales by 1.0 percentage point, and an acquisition increased sales by 0.1 percentage points. Segment operating earnings were $223.7 million compared to $237.0 million in the same period last year. Segment operating margin decreased to 29.8 percent from 31.5 percent a year ago primarily due to higher investment spending.

Control Products & Solutions
Control Products & Solutions quarterly sales were $932.9 million, an increase of 4.9 percent compared to $889.2 million in the same period last year. Organic sales decreased 2.5 percent, currency translation decreased sales by 0.8 percent, and inorganic investments increased sales by 8.2 percent. Segment operating earnings were $115.4 million compared to $137.9 million in the same period last year. Segment operating margin decreased to 12.4 percent from 15.5 percent a year ago primarily due to Sensia one-time items, unfavorable mix, and lower organic sales. Sensia had a year-over-year negative impact of 140 basis points on segment operating margin.

Supplemental Information
General Corporate Net - Fiscal 2020 first quarter general corporate-net expense was $32.8 million compared to $21.9 million in the first quarter of fiscal 2019. The increase was primarily due to benefit-related adjustments and one-time costs related to Sensia.
Purchase Accounting Depreciation and Amortization - Fiscal 2020 first quarter purchase accounting depreciation and amortization expense was $10.0 million, up $5.9 million from the first quarter of fiscal 2019, resulting in a year-over-year decrease in Adjusted EPS of $0.02.
Tax - On a GAAP basis, the effective tax rate in the first quarter of fiscal 2020 was 5.7 percent compared to 33.5 percent in the first quarter of fiscal 2019. The lower effective tax rate in the first quarter of fiscal 2020 was primarily due to the PTC adjustments, a tax benefit related to Sensia, and other discrete items. The Adjusted Effective Tax Rate for the first quarter of fiscal 2020 was 7.9 percent compared to 18.7 percent in the prior year. The lower Adjusted Effective Tax Rate in 2020 is primarily due to a tax benefit related to Sensia and other discrete items.
Share Repurchases - During the first quarter of fiscal 2020, the Company repurchased 0.5 million shares of its common stock at a cost of $100.0 million. At December 31, 2019, $1.0 billion remained available under our existing share repurchase authorizations.
ROIC - Return on invested capital was 32.9 percent.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on Wednesday, January 29, 2020. The call will be an audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (833) 236-2747 in the U.S. and Canada; (647) 689-4172 for other countries. Use the following passcode: 5084645. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through February 28, 2020.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended December 31,
	2019	2018
Sales
Architecture & Software (a)	$751.6	$753.1
Control Products & Solutions (b)	932.9	889.2
Total sales (c)	$1,684.5	$1,642.3
Segment operating earnings
Architecture & Software (d)	$223.7	$237.0
Control Products & Solutions (e)	115.4	137.9
Total segment operating earnings[1] (f)	339.1	374.9
Purchase accounting depreciation and amortization	(10.0)	(4.1)
General corporate—net	(32.8)	(21.9)
Non-operating pension and postretirement benefit credit (cost)	(8.7)	2.6
Gain (loss) on investments	71.0	(246.4)
Valuation adjustments related to the registration of PTC Shares	—	33.7
Interest (expense) income, net	(24.0)	(18.0)
Income before income taxes (g)	334.6	120.8
Income tax provision	(19.2)	(40.5)
Net income	315.4	80.3
Net income attributable to noncontrolling interests	4.7	—
Net income attributable to Rockwell Automation	$310.7	$80.3

Diluted EPS	$2.66	$0.66

Adjusted EPS[2]	$2.11	$2.21

Average diluted shares for diluted EPS	116.6	121.5

Segment operating margin
Architecture & Software (d/a)	29.8%	31.5%
Control Products & Solutions (e/b)	12.4%	15.5%
Total segment operating margin[1] (f/c)	20.1%	22.8%
Pre-tax margin (g/c)	19.9%	7.4%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit credit (cost), gains and losses on investments, valuation adjustments related to the registration of PTC Shares, gains and losses from the disposition of businesses, interest (expense) income, net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit (cost) credit, net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit (cost) credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended December 31,
	2019	2018
Sales (a)	$1,684.5	$1,642.3
Cost of sales	(981.6)	(903.6)
Gross profit (b)	702.9	738.7
Selling, general and administrative expenses (c)	(403.2)	(386.7)
Change in fair value of investments[1]	71.0	(212.7)
Other income (expense)	(9.7)	2.2
Interest expense	(26.4)	(20.7)
Income before income taxes	334.6	120.8
Income tax provision[2]	(19.2)	(40.5)
Net income	315.4	80.3
Net income attributable to noncontrolling interests	4.7	—
Net income attributable to Rockwell Automation, Inc.	$310.7	$80.3

Gross profit as percent of sales (b/a)	41.7%	45.0%
SG&A as percent of sales (c/a)	23.9%	23.5%

1In the three months ended December 31, 2019, Change in fair value of investments included a $71.0 million gain due to the change in value of our investment in PTC. In the three months ended December 31, 2018, Change in fair value of investments included a $246.4 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.
2In the three months ended December 31, 2018, income tax provision included the tax effects on the PTC adjustments.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31, 2019	September 30, 2019
Assets
Cash and cash equivalents	$926.2	$1,018.4
Receivables	1,298.1	1,178.7
Inventories	625.3	575.7
Property, net	574.0	571.9
Operating lease right-of-use assets	331.1	—
Goodwill and intangibles	1,837.6	1,265.2
Long-term investments	860.7	793.9
Other assets	654.9	709.2
Total	$7,107.9	$6,113.0
Liabilities and Shareowners’ Equity
Short-term debt	$324.5	$300.5
Accounts payable	708.3	694.6
Long-term debt	1,953.0	1,956.4
Operating lease liabilities	257.8	—
Other liabilities	2,827.8	2,757.3
Shareowners' equity attributable to Rockwell Automation, Inc.	717.0	404.2
Noncontrolling Interests	319.5	—
Total	$7,107.9	$6,113.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended December 31,
	2019	2018
Operating activities:
Net income	$315.4	$80.3
Depreciation and amortization	41.9	35.9
Change in fair value of investments[1]	(71.0)	212.7
Retirement benefits expense	31.8	17.2
Pension contributions	(7.1)	(6.1)
Receivables/inventories/payables	(83.7)	(89.7)
Contract liabilities	37.3	26.9
Compensation and benefits	(38.6)	(85.4)
Income taxes	(17.3)	12.2
Other	22.4	8.0
Cash provided by operating activities	231.1	212.0
Investing activities:
Capital expenditures	(37.0)	(42.0)
Acquisition of businesses, net of cash acquired	(238.5)	—
Purchases of investments	(1.0)	(2.8)
Proceeds from maturities and sales of investments	43.3	185.6
Proceeds from sale of property	0.2	0.1
Cash (used for) provided by investing activities	(233.0)	140.9
Financing activities:
Net issuance of short-term debt	23.5	80.3
Cash dividends	(117.9)	(116.9)
Purchases of treasury stock	(106.0)	(295.1)
Proceeds from the exercise of stock options	104.8	4.0
Cash used for financing activities	(95.6)	(327.7)
Effect of exchange rate changes on cash	5.3	(11.7)
(Decrease) increase in cash and cash equivalents	$(92.2)	$13.5

1In the three months ended December 31, 2019, Change in fair value of investments included a $71.0 million gain due to the change in value of our investment in PTC. In the three months ended December 31, 2018, Change in fair value of investments included a $246.4 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of changes in currency exchange rates and acquisitions, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of changes in currency exchange rates and acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2019 compared to sales for the three months ended December 31, 2018:

	Three Months Ended December 31,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions[1]	Organic Sales	Sales
North America	$1,006.9	$—	$1,006.9	$(40.8)	$966.1	$998.8
EMEA	310.1	9.2	319.3	(20.3)	299.0	294.4
Asia Pacific	229.6	3.1	232.7	(5.7)	227.0	214.4
Latin America	137.9	2.4	140.3	(6.6)	133.7	134.7
Total	$1,684.5	$14.7	$1,699.2	$(73.4)	$1,625.8	$1,642.3

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales to organic sales for our operating segments for the three months ended December 31, 2019 compared to sales for the three months ended December 31, 2018:

	Three Months Ended December 31,
	2019						2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions		Organic Sales	Sales
Architecture & Software	$751.6	$7.7	$759.3	$(0.7)		$758.6	$753.1
Control Products & Solutions	932.9	7.0	939.9	(72.7)	[1]	867.2	889.2
Total	$1,684.5	$14.7	$1,699.2	$(73.4)		$1,625.8	$1,642.3

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales growth to organic sales growth for the three months ended December 31, 2019 compared to sales for the three months ended December 31, 2018:

	Three Months Ended December 31, 2019
	Reported Sales Growth	Effect of Changes in Currency	Sales Growth Excluding Effect of Changes in Currency	Effect of Acquisitions[1]	Organic Sales Growth
North America	0.8%	—%	0.8%	4.1%	(3.3)%
EMEA	5.3%	(3.2)%	8.5%	6.9%	1.6%
Asia Pacific	7.1%	(1.4)%	8.5%	2.7%	5.9%
Latin America	2.4%	(1.8)%	4.2%	4.9%	(0.7)%
Total	2.6%	(0.9)%	3.5%	4.5%	(1.0)%

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three months ended December 31, 2019 compared to sales for the three months ended December 31, 2018:

	Three Months Ended December 31, 2019
	Reported Sales Growth	Effect of Changes in Currency	Sales Growth Excluding Effect of Changes in Currency	Effect of Acquisitions		Organic Sales Growth
Architecture & Software	(0.2)%	(1.0)%	0.8%	0.1%		0.7%
Control Products & Solutions	4.9%	(0.8)%	5.7%	8.2%	[1]	(2.5)%
Total	2.6%	(0.9)%	3.5%	4.5%		(1.0)%

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales to organic sales for Logix for the three months ended December 31, 2019:

Three Months Ended
December 31, 2019
Logix
Reported growth	(3)%
Effect of currency translation	1%
Organic growth	(2)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost (credit), net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions):

	Three Months Ended December 31,
	2019	2018
Service cost	$23.1	$19.8
Operating pension and postretirement benefit cost	23.1	19.8

Interest cost	34.6	40.2
Expected return on plan assets	(61.2)	(61.2)
Amortization of prior service credit	(1.2)	(1.1)
Amortization of net actuarial loss	37.2	19.7
Settlements	(0.7)	(0.2)
Non-operating pension and postretirement benefit cost (credit)	8.7	(2.6)

Net periodic pension and postretirement benefit cost	$31.8	$17.2

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other income (expense)" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended December 31,
	2019	2018
Net Income attributable to Rockwell Automation	$310.7	$80.3
Non-operating pension and postretirement benefit cost (credit)	8.7	(2.6)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(2.4)	0.3
Change in fair value of investments[1]	(71.0)	212.7
Tax effect of the change in fair value of investments[1]	—	(21.7)
Adjusted Income	$246.0	$269.0

Diluted EPS	$2.66	$0.66
Non-operating pension and postretirement benefit cost (credit)	0.08	(0.02)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.02)	—
Change in fair value of investments[1]	(0.61)	1.75
Tax effect of the change in fair value of investments[1]	—	(0.18)
Adjusted EPS	$2.11	$2.21

Effective tax rate	5.7%	33.5%
Tax effect of non-operating pension and postretirement benefit cost (credit)	0.6%	—%
Tax effect of the change in fair value of investments[1]	1.6%	(14.8)%
Adjusted Effective Tax Rate	7.9%	18.7%

1In the three months ended December 31, 2019, Change in fair value of investments included a $71.0 million gain due to the change in value of our investment in PTC. In the three months ended December 31, 2018, Change in fair value of investments included a $246.4 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.

Fiscal 2020 Guidance

Diluted EPS	$9.09 - $9.49
Non-operating pension and postretirement benefit credit	0.30
Tax effect of non-operating pension and postretirement benefit credit	(0.08)
Change in fair value of investments[1]	(0.61)
Tax effect of change in fair value of investments	—
Adjusted EPS[2]	$8.70 - $9.10

Effective tax rate	~ 14.5%
Tax effect of non-operating pension and postretirement benefit credit	~ 0.5%
Tax effect of change in fair value of investments[1]	~ 0.5%
Adjusted Effective Tax Rate[3]	~ 15.5%
1The actual year-to-date adjustments, which are based on PTC's share price at December 31, 2019, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.
2Fiscal 2020 guidance based on Adjusted Income, which excludes Schlumberger's non-controlling interest in Sensia.
3Fiscal 2020 guidance includes the impact of a tax benefit recognized upon the formation of the Sensia joint venture on October 1, 2019. This tax benefit is expected to reduce the full year Effective tax rate and the Adjusted Effective Tax Rate by approximately 150 basis points.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019[1]	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019
Cash provided by operating activities	$381.4	$343.1	$362.8	$212.0	$143.8	$351.2	$475.0	$231.1
Capital expenditures	(22.1)	(22.4)	(46.9)	(42.0)	(38.9)	(27.8)	(24.1)	(37.0)
Free cash flow	$359.3	$320.7	$315.9	$170.0	$104.9	$323.4	$450.9	$194.1

1Includes a payment of $31.1 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings and a payment of $35.7 million to settle hedges executed in connection with our issuance of $1.0 billion of long-term notes in the second quarter of fiscal 2019.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	December 31,
	2019	2018
(a) Return
Net Income	$930.9	$852.2
Interest expense	103.9	73.7
Income tax provision	183.9	301.6
Purchase accounting depreciation and amortization	22.5	17.1
Return	1,241.2	1,244.6
(b) Average invested capital
Short-term debt	370.9	466.3
Long-term debt	1,803.7	1,231.4
Shareowners’ equity	1,041.6	1,687.9
Accumulated amortization of goodwill and intangibles	890.1	870.2
Cash and cash equivalents	(829.1)	(1,034.4)
Short-term and long-term investments	(126.7)	(717.8)
Average invested capital	3,150.5	2,503.6
(c) Effective tax rate
Income tax provision[1]	183.9	243.0
Income before income taxes	$1,114.8	$1,153.8
Effective tax rate	16.5%	21.1%
(a) / (b) * (1-c) Return On Invested Capital	32.9%	39.2%

1The income tax provision used to calculate the effective tax rate is adjusted to remove amounts associated with the enactment of the Tax Act. For the twelve months ended December 31, 2019 and December 31, 2018, these adjustments were zero and $58.6 million, respectively.